Exhibit 4.15

Announcement of start of public distribution of Senior Units in

THE CEMIG CRC RECEIVABLES FUND

(CEMIG - FUNDO DE INVESTIMENTO EM DIREITOS CREDITÓRIOS CONTA CRC)

Issuer

Risk rating of the Senior Units

by Fitch Ratings: A- (bra)

BANCO ITAÚ BBA S.A., a financial institution with head office at  Av. Brigadeiro Faria Lima, nr. 3400, 4º andar , São Paulo, São Paulo State, registered in the CNPJ/MF under No. 17.298.092/0001-30 (“the Lead Manager”) and BANCO BRADESCO S.A., a financial institution with head office at the “Cidade de Deus” Administrative Center, Vila Yara, Osasco, São Paulo State, registered in the CNPJ/MF under No. 60.746.948/0001-12 (herein, “Joint Manager”)(when referred to jointly, “the Offering Managers”), hereby inform the public of the beginning of public distribution of 900,000,000 (nine hundred million) Senior Units issued by CEMIG — FUNDO DE INVESTIMENTO EM DIREITOS CREDITÓRIOS CONTA CRC (“the Fund”, “the Senior Units, and “the Offering”), administered by Intrag Distribuidora de Títulos e Valores Mobiliários Ltda., a limited company operating as a financial institution, with head office at Praça Alfredo Egydio de Souza Aranha  100, Torre Itaúsa, São Paulo, São Paulo State, registered in the CNPJ/MF under No. 62.418.140/0001-31 (“the Administrator”), with unit issue value of R$ 1.00 (one Real) (“the Issue Unit Value”), making up a total of:

R$ 900,000,000.00

The Senior Units’ ISIN Code: BRFCMGCTF005

The Fund will issue a single series of Senior Units, the subject of this Offering, and 760,125,012 (seven hundred and sixty million, one hundred and twenty five thousand and twelve) subordinated units (“the Subordinated Units”) (when jointly with the Senior Units, “the Units”), which shall be subscribed and fully paid up solely by Companhia Energética de Minas Gerais — Cemig (“the Issuer”).

The objective of the Fund is to provide to its Unit Holders, subject to the investment policy, which governs composition and diversification of the portfolio and is defined in the Regulations of the Fund, growth in value of their Units by means of acquisition by the Fund of (i) Credit Receivable Rights, on a permanent basis, with co-guarantee and other obligations assumed by the Issuer up to the expiry of the initial period of 10 (ten) years from the Date of Issue of the Senior Units (“the Initial Period”), arising from the Contract to Assign the Outstanding Balance on the CRC (Results Compensation) Account,) signed between the Issuer and the State of Minas Gerais (“the Assigned Debtor”) on May 31, 1995, as amended afterwards (“the CRC Contract”), together with all the rights, inflation correction, increases, privileges, preferences, prerogatives and actions thereto related, including the guarantees which assure them — all in accordance with the terms of the CRC Contract; and (ii) financial assets.

The Fund was constituted as a closed-condominium fund, and its period of duration is (thirty) years, from the Date of Issue of the Units (“the Period of Duration”), subject to the provisions of the Regulations, which were registered at the 6th Securities and Documents Notary’s Office of the city of São Paulo, São Paulo State, on January 19, 2006, under No. 1325548. The fund is governed by the provisions of its Regulations, by Instruction 356/2001, as amended by Instruction 393/2003, of the Brazilian Securities Commission (CVM — Comissão de Valores Mobiliários) (respectively “CVM Instruction 356” and “the CVM”), and other applicable provisions of law and regulations.

1. Characteristics of the Offering and the Fund

1.1. The Offering

The Lead Manager was contracted by the Administrator to carry out the Offering exclusively in the Brazilian market, under the regime of firm guarantee of placement in the over-the-counter market. The Joint Manager was the institution sub-contracted by the Lead Manager to carry out the Offering.

1.2. Target public

The target public of the Offering is: qualified investors.

Only the following may acquire Senior Units of the Fund: investment funds classified as “fixed income” and “multi-market”, under Sub-item II of Clause 91 of CVM Instruction 409/04 that are qualified to acquire units issued by credit receivables investment funds, and those investors considered as qualified under CVM Instruction 409/04, that is to say: (i) financial institutions; (ii) insurance companies and annuity capitalization companies; (iii) open and closed complementary private pension plan organizations; (iv) individuals or legal entities that have financial investments in excess of R$ 300,000.00 and which additionally attest in writing, in a document of their own drafting, that they are qualified investors; (iv) investment funds destined exclusively for qualified investors; and (v) portfolio managers and securities consultants authorized by the CVM, in relation to their own funds.

1.3. Registration of the Offering

The Fund and the distribution of its Senior Units were registered with the CVM on January 20, 2006, under No. CVM/SRE/RFD/2006/004.

1.4. Date of Issue

The Date of Issue shall be the first paying-in date of the Senior Units.

1.5. Quantity of Senior Units under the Offering

The single series of Senior Units shall consist of a total of 900,000,000 (nine hundred million) Senior Units, which are book-entry securities and maintained in a deposit account in the name of their respective holders, corresponding to pure fractions of the net assets of the Fund (“the Net Assets”).

1.6. Unit value of the Issue

The Unit value of the issue is R$ 1.00 (one Real) on the Issue Date.

1.7. Parameters of Return of the Senior Units

The Fund shall seek to achieve, for its Senior Units, a Parameter of Return corresponding to 100% (one hundred per cent) of the variation in the DI Rate, plus a coupon of fixed interest at 1.70% (one point seven zero per cent) per year, on the 252 business days basis. The Parameter of Return does not represent nor should it be considered to be, in any circumstance whatsoever, a promise, obligation, guarantee or suggestion of return by the Manager to the Senior Unit Holders. The holders of the Senior Unit shall not under any circumstances be entitled, at the time of amortization or redemption of their Senior Units, to remuneration in excess of the Parameter of Return, which represents the maximum limit of remuneration possible for the Senior Unit Holders. There is no predetermined Parameter of Return for the Subordinated Units.

1.8. Dates of Amortization

During the Initial Period, the Senior Units shall be amortized in 20 (twenty) six-monthly installments, in up to 2 (two) business days from the respective Dates of Programmed Payment (that is to say, June 30 and December 31), or, if these are not business days, the respective immediately following business days (“the Amortization Dates”), provided at all times that the Net Assets so permit, and the 20th Amortization Date shall be the Date of Redemption of the Senior Units.

The Senior Units may be the subject of Extraordinary Amortization in accordance with Clause 38 of the Regulations.

1.9. Redemption Date

The redemption date of the Senior Units shall be December 31, 2015 (“the Redemption Date”).

The Senior Units may be the subject of early redemption if a Liquidation Event, as described in Clause 49 of the Regulations, occurs.

1.10. Requirements for constitution and functioning of the Fund

Within 90 (ninety) days of the Date of Issue of the Units, the Fund shall allocate at least 50% (fifty per cent) and a maximum of 100% (one hundred per cent) of its Net Assets in Credit Receivable Rights.

1.11. Investment policy, composition and diversification of the portfolio of the Fund

The investments of the Fund in Credit Receivable Rights and financial assets shall be subordinated to the requirements for composition and diversification as established by the regulatory rule in effect, subject at all times to the provisions of Chapter 6 of the Regulations. The Fund shall allocate a minimum of 50% of its Net Assets in Credit Receivable Rights, and the remaining balance may be maintained in cash (Brazilian currency) or invested in financial assets authorized by the Regulations. The table below summarizes the possible types of investment and the limits of composition of the portfolio of the fund:

Composition of the portfolio and maximum percentage in relation to Net Assets		Minimum	Maximum

a)	Credit Receivable Rights	50%	100%

b)	Cash (Brazilian currency)	0%	50%

c)	Public securities issued by the Brazilian National Treasury or Brazilian Central Bank	0%	50%

d)	Commitment transactions having Authorized Institutions as counterparty, and public securities issued by the Treasury or the Central Bank as underlying source of value.	0%	50%

The Fund is prohibited from: (a) acquiring assets or investing funds in equities or instruments linked to exchange rate variation; (b) carrying out transactions in any derivatives market; and (c) day trading, defined as transactions begun and ended on the same day, whether or not the Fund previously held or holds a position in the asset concerned.

For further information on the investment policy, composition and diversification of the portfolio of the Fund, see Chapter 5 of the Regulations.

1.12. Unit Holders’ right to vote

Each holder of a Senior Unit has the right to one vote at the General Meetings of the Fund. The Subordinated Units shall have the right to vote restricted to the matters specified in Chapter 17 of the Regulations.

1.13. Period of placement of the Offering

The Senior Units shall be distributed by the Offering Managers within a maximum of 180 (one hundred and eighty) calendar days from the date of obtaining registration of the public distribution of the Senior Units (“the Placement Period”).

1.14. Subscription of the Senior Units during the Placement Period

At the time of subscription of the Units in the primary market, each Unit Holder shall sign the respective subscription and paying-in slip (which shall also be signed by the Administrator), the declaration of Qualified Investor Status, and the Statement of Risk Acknowledgement and acceptance of the Regulations.

1.15. Paying-in date

The Units can be  fully paid from January 26, 2006 on, through electronic transfer (TED) to the current account of the Fund, indicated by the Administrator.

1.16. Paying-in of the Senior Units

The Units shall be issued for their Issue Unit Value on the Date of Issue, or on the date on which the funds are made available to the Fund by the Qualified Investors (Unit Value on T + 0).

1.17. Minimum investment value

The minimum individual investment value per Qualified Investor interested in acquiring Senior Units in the Offering shall be R$ 25,000.00 (twenty five thousand Reais).

1.18. Distribution and trading of the Senior Units

The Senior Units shall be registered for trading, in the secondary market with an entity that participates in the organized over-the-counter market, subject to the responsibility of the Offering Managers to ensure that only Qualified Investors acquire Senior Units in the Fund.

2. The Credit Receivable Rights

The Credit Receivable Rights acquired by the Fund are the credit rights arising from the Assignment of Credit Rights under the CRC Contract, for the period thereof and on the conditions established in the CRC Contract. The Credit Receivable Rights consist of all and any rights, inflation or monetary correction, additions, privileges, preferences, prerogatives and actions thereto related.

3. Administrator

3.1. Functions

The Fund is administered by Intrag Distribuidora de Títulos e Valores Mobiliários Ltda. The Administrator shall administer the Fund in compliance with its obligations with the diligence and rectitude which any active and proper man should employ in the conduct of his own business, practicing all its acts in strict obedience to the law, the regulatory rules, especially those of the CVM, of the Regulations and of the decisions of the General Meeting of the Fund, and the duties of diligence, loyalty, information to the Unit Holders and defense and preservation of their rights.

For further information in relation to the Administrator and its functions see the Prospectus and Chapter 3 of the Regulations.

3.2 Remuneration of the Administrator

Administration fee:

The administration fee is composed of: (i) a fixed sum of R$1,900.00/month (one thousand, nine hundred Reais per month), updated annually by the variation in the IGP-M Inflation Index, plus the greater of either (i) 0.04% (four hundredths of one per cent) per year on the Net Assets of the Fund, or (ii) R$25,000.00 (twenty five thousand Reais), per month, updated annually by the variation in the IGP-M Inflation Index. The administration fee will be calculated on the basis of a year of 252 (two hundred and fifty-two) business days, and provisioned daily, based on the Net Assets of the immediately prior business day, and shall be paid on or before the 5th business day of each calendar month

Entrance fee:	None

Exit fee:	None

Performance fee:	None

4. Custodian and Recording Agent

The Administrator has contracted Banco Itaú S.A., a financial institution with head office at Praça Alfredo Egydio de Souza Aranha 100, Torre Itaúsa, to provide the services of stockholder book entry, the functions of Controller of the Fund, financial settlement, and custody of the assets of the Fund, including the services referred to by Clause 38 of CVM Instruction 356.

5. Auditing Company

The Auditing Company is KPMG Auditores Independentes or its successor in the exercise of its functions, being responsible for the review of the financial statements and the accounts of the Fund and for analysis of its situation and the activity of the Administrator.

6. Risk Rating Agency

The Senior Units of the Fund shall have their risk rating attributed by Fitch Ratings Brasil Ltda., a specialized risk rating agency contracted by the Fund. The risk classification of the Senior Units shall be reviewed quarterly and disclosed to the Unit Holders in the manner provided for in the Regulations.

7. Criteria for disclosure of information to the Unit Holders

The acts, facts, decisions or subjects related to the interests of the Unit Holders shall be disclosed by means of a published announcement, in the form of a notice, in the newspaper Gazeta Mercantil, or, if this should be impossible, in a vehicle of equivalent circulation and reach.

8. Other information

The terms and expressions, in singular or plural, used in this present Announcement and not herein defined have the meaning attributed to them by the Regulations.

Further explanations in relation to the Offering, and copies of the Regulations and the Prospectus may be obtained from the Offering Managers, the Administrator and/or the CVM, at the following addresses:

Companhia Energética de Minas Gerais — Cemig

Avenida Barbacena, 1200

Belo Horizonte, MG, Brazil

www.cemig.com.br

Banco Itaú BBA S.A.

Avenida Brigadeiro Faria Lima, 3400, 5th Floor

São Paulo, SP, Brazil

www.itaubba.com.br

Banco Bradesco S.A.

Avenida Paulista, 1450 — 3rd Floor

São Paulo, SP, Brazil

www.shopinvest.com.br

Administrator:

Intrag Distribuidora de Títulos e Valores Mobiliários Ltda.

Praça Alfredo Egydio de Souza Aranha, 100, Torre Itaúsa

São Paulo, São Paulo, Brazil

Custodian and Recording Agent:

Banco Itaú S.A.

Praça Alfredo Egydio de Souza Aranha, 100, Torre Itaúsa

The Securities Commission (CVM)

Rua Sete de Setembro, 111 — 5th Floor

Rio de Janeiro, RJ, Brazil

or

Rua Líbero Badaró 471, 7th Floor

São Paulo, SP, Brazil

www.cvm.gov.br

investment in the fund subjects the investor to risks, as described in the sector of the prospectus entitled “risk factors”.

investments in the fund referred to in the prospectus and the regulations present risks to the investor. even if the administrator maintains a risk management system, there is no guarantee of complete elimination of the possibility of losses for the fund and for the investor. any return obtained in the past by investors in investment funds of this nature does not represent a guarantee of future returns.

the investments made in the fund do not have the guarantee of the issuers, nor of the administrator, nor of their respective related parties, nor of any mechanism of insurance, nor of the credits guarantee fund (fgc).

the content of this notice is in accordance with the regulations and the prospectus, but does not replace them. before deciding to acquire units, potential investors should read the prospectus and the regulations carefully, with special attention to the provisions relating to the objective, investment policy, composition and diversification of the portfolio of the fund, and the description of the risk factors to which it is exposed.

The Fund and the distribution of its Senior Units were registered with the CVM on January 20, 2006, under No. CVM/SRE/RFD/2006/004.

The CVM does not guarantee the truth of the information provided, nor does it make any judgment on the quality of the Fund, the Administrator or the Units of the Fund.

The Offer shall begin on today’s date, that is, January 26, 2006.

Lead Manager	Joint Manager	Administrator